Exhibit 10.7

Translation of Asset Purchase Agreement

Transferor (Hereby referred to as Party A): Chengdu Heng Yun Da Technology Co. Ltd.

Transferee (Hereby referred to as Party B): Sichuan Heng Guang Insurance Agency Co., Ltd.

This agreement has been mutual agreed by Party A and Party B complying with The Contract Law of The People’s Republic of China and related regulations.

Article I. Summary of the Transferred Project

1.	Party A shall transfer with no additional costs its technology, achievements arising from the development process and the work force who cooperates with the insurance companies in developing data interface technology.
2.	The technology, achievements arising from the development process, as well as salary and social security accounts of those development personnel will be transferred to Party B. Party B shall take over the relevant right, obligations and legal obligations associated with such transfer.

Article II. Method and Price of the Transfer, Time and Method of Payment

1.	Party A will charge the transfer of the items stipulated in Article 1 hereof for a total consideration of RMB Two Million (RMB 2,000,000) (hereinafter referred to as the “Transfer Price”) to be paid by Party B.
2.	Payment Method: Party B shall pay the total Transfer Price from the date of this contract to the account designated by Party A on or before November 30, 2021.

Article III. Closing Deliverables for the Transfer

1.	Within ten days from the effective date of this contract, Party A shall submit or transfer the relevant ownership certificate, the employee list and relevant wages and social security contract documents, etc. to Party B. Party B shall examine the documents delivered and either sign or impose a seal on it.
2.	Party A should assist Party B diligently in finishing relevant transferring procedures.
3.	Taxes arising from the transfer mentioned in this agreement should be borne by Party B.

Article IV. Modification, termination and amendments of the contract

1.	The parties may mutually agree to modify or terminate this agreement.
2.	Both parties can make changes or amendments to the agreement pursuant to this Article IV, which shall have the same legal force and effect as this agreement.

Article V. Resolution of Disputes

Any disputes arising from this agreement shall be solved through good-faith negotiation first. If such effort has failed, both parties agree to subject to the jurisdiction of the local People’s Court where this agreement is signed.

Article VI. Execution of Contract

This agreement will be effective as of the date hereof.

Article VII. This agreement is in duplicates. Part A and Part B each have one original copy.

Transferor: [seal of Chengdu Heng Yun Da Technology Co. Ltd.]

Transferee: [seal of Sichuan Heng Guang Insurance Agency Co., Ltd.]

Location of Execution: No. 1666, Section 2, Chenglong Road, Longquanyi District, Chengdu Economic and Technological Development Zone, Sichuan Province

Date of Execution: June 25, 2021